CHINA GREEN CREATIVE, INC.

UNAUDITED PRO-FORMA COMBINED BALANCE SHEET

June 30, 2009

	CGC	Plenty Fame	Pro-forma	Pro-forma
	Historical	Historical	Adjustments	Combined

Assets
Current Assets
Cash and cash equivalents	$-	$693,155	$-	$693,155
Accounts receivable	-	2,085,363	-	2,085,363
Inventories	-	26,417	-	26,417
Amount due from a shareholder		70,271		70,271
Prepaid expenses and other
receivables	-	705,971	-	705,971
Total current assets	-	3,581,177	-	3,581,177

Property, plant and equipment, net	-	3,657,946	-	3,657,946
Land use rights, net	-	96,168	-	96,168
Deferred tax assets	-	594,360	-	594,360

Total Assets	$-	$7,929,651	$-	$7,929,651

Liabilities and stockholders’ equity
Liabilities
Current liabilities
Outstanding borrowings	$-	$1,786,080		$-	$1,786,080
Accounts payable	-	326,254		-	326,254
Accrued expenses and other
payables	2,288	259,814		-	262,102
Taxes payable	-	2,000,310		-	2,000,310
Amount due to a shareholder	-	-		-	-
Amount due to related parties	-	-		-	-
Total current liabilities	2,288	4,372,458		-	4,374,746

Other long term borrowings	-	229,848		-	229,848
Long term accrued expenses	-	164,700		-	164,700

Total liabilities	2,288	4,767,006		-	4,769,294

Stockholders’ equity
Common stock	22,215	50,000	(a)	227,785	300,000
Additional paid in capital	53,365	1,882,689	(b)	(305,653)	1,630,401
Retained earnings/
(accumulated deficit)	(77,868)	968,442	(c)	77,868	968,442
Other comprehensive income	-	261,514		-	261,514
Total stockholders’ equity	(2,288)	3,162,645		-	3,160,357
Total liabilities and
stockholders’ equity	$-	$7,929,651		$-	$7,929,651

CHINA GREEN CREATIVE, INC.

UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

Year ended June 30, 2009

	CGC	Plenty Fame	Pro-forma	Pro-forma
	Historical	Historical	Adjustments	Combined

Revenues	$5,535	$6,608,233	$-	$6,613,768

Cost of sales	2,830	1,450,563	-	1,453,393

Gross profit	2,705	5,157,670	-	5,160,375

Expenses
Selling and distribution	-	1,340,071	-	1,340,071
General and administrative	14,872	830,220	-	845,092

Operating profit/(loss)	(12,167)	2,987,379	-	2,975,212

Other income/(expenses)
Other income	6,472	-	-	6,472
Other expense	-	(981)	-	(981)
Interest expense	(476)	(162,892)	-	(163,368)
Total other income/(expenses)	5,996	(163,873)	-	(157,877)

Income/(loss) from operations before
provision for income taxes	(6,171)	2,823,506	-	2,817,335

Provision for income taxes	-	854,858	-	854,858

Net income/(loss)	$(6,171)	$1,968,648	$-	$1,962,477

Other comprehensive income
Gain on foreign currency translation	-	3,266	-	3,266

Total comprehensive income/(loss)	$(6,171)	$1,971,914	$-	$1,965,743

CHINA GREEN CREATIVE, INC.

UNAUDITED PRO-FORMA COMBINED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

Year ended June 30, 2008

	CGC	Plenty Fame	Pro-forma	Pro-forma
	Historical	Historical	Adjustments	Combined

Revenues	$-	$149,623	$-	$149,623

Cost of sales	-	70,854	-	70,854

Gross profit	-	78,769	-	78,769

Expenses
Selling and distribution	-	13,783	-	13,783
General and administrative	55,755	308,591	-	364,346

Operating loss	(55,755)	(243,605)	-	(299,360)

Other expense
Interest expense	1,082	41,193	-	42,275
Total other expense	1,082	41,193	-	42,275

Loss from operations before provision
for income taxes	(56,837)	(284,798)	-	(341,635)

Provision for income taxes	-	(58,683)	-	(58,683)

Net loss	(56,837)	$(226,115)	$-	$(282,952)

Other comprehensive income
Gain on foreign currency translation	-	119,837	-	119,837

Total comprehensive loss	$(56,837)	$(106,278)	$-	$(163,115)

CHINA GREEN CREATIVE, INC.

NOTES TO PRO-FORMA COMBINED FINANCIAL STATEMENTS

June 30, 2009 and 2008

NOTE 1   BASIS OF PRESENTATION

On May 31, 2009, China Green Creative, Inc. (“CGC” or the Company) entered into an Agreement for Share Exchange pursuant to which the Company shall acquire all of the equity ownership of Plenty Fame Holding, Ltd. (“Plenty Fame”) in exchange for a certain number of shares of the voting stock of the Company. Plenty Fame is principally engaged in trading of i) health products; ii) feminine hygiene and beauty products; iii) lingerie products; and iv) Chinese herbal tea products in the People’s Republic of China.

At the Closing, the Company shall acquire 100% ownership of Plenty Fame.  Consideration to be paid by the Company shall be a total of 277,785,000 newly-issued shares of its common stock in exchange for 100% ownership of Plenty Fame. Immediately upon completion of the acquisition, the Company had a total of approximately 300,000,000 shares of its common stock issued and outstanding.

For accounting purposes, the acquisition of Plenty Fame by CGC has been recorded as a reverse acquisition of a public company and a recapitalization of Plenty Fame based on factors demonstrating that Plenty Fame is acquirer for accounting purposes.  The acquisition is the equivalent to the issuance of stock by Plenty Fame for the net monetary assets (which were not significant) of CGI .

NOTE 2   PRO-FORMA FINANCIAL STATEMENTS

The unaudited pro-forma combined consolidated financial statements have been developed from the audited accounts of CGC, and the unaudited consolidated accounts of Plenty Fame.

The year end date of CGC is June 30 whereas Plenty Fame is December 31.  For the purpose of these pro-forma financial statements, the figures of Plenty Fame as contained in the unaudited pro-forma combined statement of operations and comprehensive income represents the results for the twelve months ended June 30, 2009 and 2008, respectively.

The unaudited pro-forma combined consolidated financial statements are provided for illustrative purposes only and are not intended to represent the actual consolidated results of operations or the consolidated financial position of CGC had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro-forma combined consolidated financial statements should be read in conjunction with the separate historical financial statements of CGC and the historical consolidated financial statements of Plenty Fame.

NOTE 3   PRO-FORMA ADJUSTMENTS

The pro-forma adjustments included in the unaudited combined consolidated financial statements are as follows:

(a)

Net effect of increase in common stock as a result of issuing shares for the acquisition, and elimination of share capital of Plenty Fame.

(b)

Reduction of paid up capital as a result of the issuance of ordinary shares, and elimination of CGC’s accumulated deficit before merger.

(c)

Elimination of CGC’s accumulated deficit before the acquisition.